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                                                                     Exhibit 8.4




                              September 15, 1995


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02101

Ladies and Gentlemen:

     This is to advise you that Harris Associates Investment Trust has established three new series of shares (the "New Funds") to be known as:

               The Oakmark Small Cap Fund
               The Oakmark Balanced Fund
               The Oakmark
               International Emerging Value Fund

     In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated July 1, 1992 and in Article 10 of the Transfer Agency and Service Agreement dated July 1, 1992 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for each of the New Funds under the terms of those respective contracts. We anticipate that the New Funds will commence operations on or about September 30, 1995.

     Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records.

                              HARRIS ASSOCIATES INVESTMENT TRUST


                              By:  /s/ Victor A. Morgenstern
                                   Victor A. Morgenstern
                                   President


Agreed to this 27th day of September, 1995.

STATE STREET BANK AND TRUST COMPANY


By:  /s/
     -----------------------------
     Vice President